Exhibit (a)(1)(J)

Log-In Page

RadiSys
THE POWER OF WE

Option Exchange Program
Opens October 5, 2009
Closes November 3, 2009 at 12:00 p.m. Pacific Time

Welcome to the RadiSys Corporation Option Exchange Program website!

Your Login ID is your RadiSys email address (firstname.lastname@radisys.com) and your password is the two-digit month and day of your birthdate (format = mmdd)

Terms of Use

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE EXCHANGE OFFER DOCUMENTS.

By entering this site, you agree that RadiSys may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the exchange offer. Such personal data may be transferred to RadiSys and to any third parties assisting RadiSys with the offer, and these recipients may be located in the U.S. or elsewhere.

If you have misplaced or did not receive your password, please send an email to equityadmin@radisys.com

User Name: (Not Case Sensitive)

Password: (Case Sensitive)

ENTER

Welcome page

Option Exchange Program

Opens October 5, 2009

Closes November 3, 2009 at 12:00 p.m. Pacific Time

Welcome:

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Learn

Click on any of the links below to learn more.

Offer to Exchange

FAQs

Schedule TO—Tender Offer Statement

The PDF documents above require Adobe Acrobat Reader. If necessary you can download if from Adobe Systems.

Make My Election

You have until 12:00 p.m., Pacific Time on November 3, 2009 to elect whether to keep your Eligible Options or exchange some or all of them for Restricted Stock Units (or in Canada, Stock Options).

You have made an election on your options.

View/Change My Election Print My Election Confirmation

Need Help?

Contact Kim Moore at (503) 615-1744 or equityadmin@radisys.com

Change Your Password

Make My Election Page

Option Exchange Program

Opens October 5, 2009

Closes November 3, 2009 at 12:00 p.m. Pacific Time

Welcome: Home Logout Administration

Make My Elections (Step 1 of 4)

Indicate your decision to tender one or more of your Eligible Options identified below in exchange for a new grant by selecting “Yes” choice in the Election column.

If you do not want to tender one or more of your Eligible Options for exchange, select “No” choice in the Election column for those particular options.

If you do not select “Yes” choice with respect to an Eligible Option, your election with respect to that option will default to “No”. In that event, the Eligible Option will not be exchanged.

If you tender an Eligible Option, you must tender the entire Eligible Option (all of the outstanding/unexercised shares subject to the option); you may not tender only a portion of an Eligible Option. If you hold more than one Eligible Option, you may tender some or all of your Eligible Options.

Reminder

Before making your election, please ensure that you have reviewed and understand the documents that constitute this offer:

Offer to Exchange

FAQs

Schedule TO—Tender Offer Statement

Eligible Option New Grant

Option Number Type* Option Grant Date Exercise Price ($) Options Outstanding Exchange Ratio Type * Shares Vested— New Grant New Shares Granted Election

00007104 NQ 09/29/03 $18.04 500 0.11 RSU 0 55 Yes No

00007296 NQ 03/15/04 $19.12 500 0.11 RSU 0 55 Yes No

*	NQ = non-qualified stock option RSU = restricted stock unit

Cancel Submit My Election

Need Help? Contact Kim Moore at (503) 615-1744 or equityadmin@radisys.com

Election Confirmation Page

Option Exchange Program

Opens October 5, 2009

Closes November 3, 2009 at 12:00 p.m. Pacific Time

Welcome:

Home Logout Administration

Make My Elections (Step 2 of 4)

You have made the following elections with respect to your Eligible Options:

Eligible Option

New Grant

Option Number Type* Option Grant Date Exercise Price ($) Options Outstanding Exchange Ratio Type * Shares Vested-New Grant New Shares Granted Election

00007104 NQ 09/29/03 $18.04 500 0.11 RSU 0 55 Yes No

00007296 NQ 03/15/04 $19.12 500 0.11 RSU 0 55 Yes No

*	NQ = non-qualified stock option

RSU = restricted stock unit

Cancel Continue

Need Help? Contact Kim Moore at (503) 615-1744 or equityadmi@radisys.com

Agreement to Terms of Election Page

Option Exchange Program

Opens October 5, 2009

Closes November 3, 2009 at 12:00 p.m. Pacific Time

Welcome: Home Logout Administration

Submit Elections (Step 3 of 4)

RadiSys Corporation

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER

If you would like to participate in this exchange offer, please indicate your election by checking the applicable boxes on the online Election Page. You may change or withdraw this election by submitting a new properly completed election prior to the expiration date, which will be 12:00 p.m., PacificTime, on November 3, 2009, unless the offer is extended. By electing to exchange my eligible options, I agree to all of the following:

1. I hereby agree to exchange my eligible options for new award as indicated on my Election Page in accordance with the terms of the exchange offer, or the offer, as set forth in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options, dated October 5, 2009 (the “Offer to Exchange”), of which I hereby acknowledge receipt. Each eligible option indicated on the Election Page will be cancelled promptly following the expiration of the offer. A new award will be granted to me promptly following the expiration of the offer.

2. The offer is currently set to expire at 12:00 p.m., Pacific Time, on November 3, 2009, unless RadiSys, in its discretion, extends the period of time during which the offer will remain open.

3. If I cease to be employed by RadiSys or its subsidiaries before the new award grant date, I will not receive a new award. Instead, my eligible options will expire in accordance with their terms.

4. Until the expiration of the offer, I will have the right to change or withdraw the elections that I have made with respect to some or all of my eligible options that I elected to exchange. However, after the expiration of the offer. I may not change or withdraw my election. The last properly submitted election whether electronically or in paper form, prior to the expiration of the offer shall be binding.

5. The tender of some or all of my eligible options will constitute my acceptance of all of the terms and conditions of the offer. Acceptance by RadiSys of my eligible options for exchange pursuant to the offer will constitute a binding agreement between RadiSys and me upon the terms and subject to the conditions of the offer.

6. I am the registered holder of the eligible options tendered hereby, and my name and other information appearing on the Election Page are true and correct.

7. I am not required to tender some or all of my eligible options pursuant to the offer.

8. RadiSys and/or any independent firms hired with respect to the offer, cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment

Agreement to Terms Page (Cont'd)

7. I am not required to tender some or all of my eligible options pursuant to the offer.

8. RadiSys and/or any independent firms hired with respect to the offer, cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the offer.

9. Under certain circumstances set forth in the Offer to Exchange, RadiSys may terminate or amend the offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10. I acknowledge that my new awards will be subject to a new award agreement effective upon the new awards grant date.

I acknowledge that neither RadiSys nor the Compensation and Development Committee of the Board of Directors of RadiSys is making any recommendation as to whether I should exchange or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences. I acknowledge that the new awards may decline in value. I further acknowledge that past and current market prices of RadiSys common stock may provide little or no basis for predicting what the market price of RadiSys common stock will be when RadiSys grants me new awards in exchange for my tendered eligible options or at any other time in the future.

Cancel | I AGREE

Please read the Offer to Exchange and all of the related documents, which you can access through the Welcome Page.

If you are not able to submit your election electronically via the exchange offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason, including lack of internet service, you must complete a paper election form and return it via email to equityadmin@radisys.com with the subject line: ELECT before 12:00 p.m., Pacific Time, on November 3, 2009 (unless the offer is extended). To obtain a paper election form, please send an email to equityadmin@radisys.com stating your first and last name, your employee ID, your telephone number and an email address if one is available.

Email Address:
Employee ID:

An e-mail will be sent to the e-mail address above confirming your election after you select the "I Agree" button above.

If you don't receive an email confirming your election, please send an email to equityadmin@radisys.com

Need Help?

Contact Kim Moore at (503) 615-1744 or equityadmin@radisys.com

Print Confirmation

Option Exchange Program

Opens October 5, 2009

Closes November 3, 2009 at 12:00 p.m. Pacific Time

Welcome: Home Logout Administration

Print Election Confirmation (Step 4 of 4)

RadiSys Corporation has received your election to tender the following options:

Eligible Option New Grant

Option Number Type* Option Grant Date Exercise Price ($) Options Outstanding Exchange Ratio Type* Shares Vested- New Grant New Shares Granted Election

00007104 NQ 09/29/03 $18.04 500 0.11 RSU 0 55 Yes

00007296 NQ 03/15/04 $19.12 500 0.11 RSU 0 55 Yes

*	NQ = non-qualified stock option

RSU = restricted stock unit

If this information is not correct, please visit https://radisys.equitybenefits.com to update your elections. It is your responsibility to make sure your elections are correct.

You can change or withdraw this election until the offer expires at 12:00 p.m., Pacific Time, on November 3, 2009. However, the offer could be extended. If an extension occurs, we’ll notify you. After the offer expires, you cannot change or withdraw your election and all elections will be final. There will not be any exceptions.

Please note that receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the date and time the exchange offer expires and we give written notice to the option holders generally of our acceptance for exchange of such eligible options, which notice may be made by email or other method of communication.

You will be able to view your new award grant information in your E*Trade account within approximately three weeks following the new award grant date or as soon as administratively feasible.

The full terms of the offer are described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options, dated October 5, 2009 and other related documents, which you can access at https://radisys.equitybenefits.com.

These documents were filed with the Securities and Exchange Commission as exhibits to the RadiSys Corporation Schedule TO Tender Offer Statement. You can access these documents through the Securities and Exchange Commission’s website at www.sec.gov.

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.

Print Confirmation (cont’d)

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.

PRINT THIS PAGE: by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an e-mailed “Election Confirmation Statement” after your submission. If you do not receive a confirmation e-mail within 48 hours after your submission, please forward a copy of your printed Electronic Confirmation Statement via e-mail to equityadmin@radisys.com.

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Printable Page

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Election Confirmation

RadiSys Corporation has received your election to tender the following options:

Name:

Employee ID:

Date of Election: 10/01/2009 05:45:27 PM PT

Eligible Option New Grant

Option Number Type* Option Grant Date Exercise Price ($) Options Outstanding Exchange Ratio Type* Shares Vested—New Grant New Shares Granted Election

00007104 NQ 09/23/03 $18.04 500 0.11 RSU 0 55 Yes

00007296 NQ 03/15/04 $19.12 500 0.11 RSU 0 55

Yes

*	NQ = non-qualified stock option

RSU = restricted stock unit

If this information is not correct, please visit https://radisys.equitybenefits.com to update your elections. It is your responsibility to make sure your elections are correct.

You can change or withdraw this election until the offer expires at 12:00 p.m., Pacific Time, on November 3, 2009. However, the offer could be extended. If an extension occurs, we’ll notify you. After the offer expires, you cannot change or withdraw your election and all elections will be final. There will not be any exceptions.

Please note that receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the date and time the exchange offer expires and we give written notice to the option holders generally of our acceptance for exchange of such eligible options, which notice may be made by email or other method of communication.

You will be able to view your new award grant information in your E*Trade account within approximately three weeks following the new award grant date or as soon as administratively feasible.

The full terms of the offer are described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options, dated October 5, 2009 and other related documents, which you can access at https://radisys.equitybenefits.com.

These documents were filed with the Securities and Exchange Commission as exhibits to the RadiSys Corporation Schedule TO Tender Offer Statement. You can access these documents through the Securities and Exchange Commission’s website at www.sec.gov.

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.